Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated May 7, 2024, except for the calculation of net income per share as to which the date is July 31, 2024, with respect to the audited consolidated financial statements of SBC Medical Group, Inc. (formerly known as SBC Medical Group Holdings Incorporated) for the years ended December 31, 2023 and 2022.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Tokyo, Japan

October 8, 2024